Exhibit 16.1

[Arthur Andersen LLP Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 27, 2002

Dear Madam/Sir:

We have read Item 4 included in the Form 8-K dated March 27, 2002, of Centex Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Copy to:
Mr. Leldon E. Echols
Executive Vice President & Chief Financial Officer
Centex Corporation